SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter the "Agreement") is made and entered into this 20th day of November, 2008, by and between Red Oak Concepts, Inc., a corporation organized and existing under the laws of the State of Nevada ("Acquiror"), on the one hand, and The Vinyl Fence Company, Inc., a corporation organized and existing under the laws of the State of California (the "Company"), the members of the Board of Directors of the Company (collectively "Company Principals"), and the holders of all the outstanding shares of common stock of the Company (each a "Company Shareholder" and collectively "Company Shareholders"), on the other hand.

RECITALS

WHEREAS, Acquiror desires to acquire all of the issued and outstanding shares of the Company’s capital stock, consisting of 22,100,000 shares of common stock, no par value per share (the "Company Stock"), solely in exchange for shares of its authorized but unissued shares of common stock, par value $0.0001 per share (the "Acquiror Stock"), on the basis of one share of Acquiror Stock issued in exchange for each outstanding share of Company Stock, so that, upon the consummation of such exchange and the other transactions described herein, the Company Principals will own an aggregate of 96.929% of the outstanding shares of Acquiror Stock (the shares of Acquiror Stock issued in exchange for the shares of Company Stock are referred to herein as the "Exchange Shares");

WHEREAS, the Company Shareholders desire to exchange all of their shares of Company Stock solely for the Exchange Shares; and

WHEREAS, prior to the date hereof, the respective boards of directors and the holders of all of the outstanding shares of capital stock of each of Acquiror and the Company have approved and adopted this Agreement and the transactions contemplated hereby and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

References herein to any “Schedule” are to the schedules included in the Disclosure Schedule attached hereto and incorporated herein.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
ACQUISITION AND EXCHANGE OF SHARES

1.1. The Agreement. The parties hereby agree that Acquiror is hereby acquiring all of the issued and outstanding shares of the Company Stock solely in exchange for an aggregate of 22,100,000 shares of authorized, but theretofore unissued, shares of Acquiror Stock, or one share of Acquiror Stock for each share of Company Stock outstanding on the date hereof. The parties hereto acknowledge that after the date hereof, the Company will be a wholly-owned subsidiary of Acquiror.

1.2. Exchange of Shares and Other Securities.

(a) Upon the execution of this Agreement, Acquiror will issue an aggregate of 22,100,000 shares of the authorized but theretofore unissued shares of Acquiror Stock in the names of the persons and in the respective denominations set forth in Schedule 1.2 annexed hereto, solely in exchange for all of the issued and outstanding shares of the Company Stock registered in their names.

(b) All of the Exchange Shares are "restricted securities" as defined in paragraph (a) of Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and each person receiving such shares is representing herein that such person is acquiring the Exchange Shares for investment purposes only and without the intent to make a further distribution thereof. All Exchange Shares being issued under the terms of this Agreement are being issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) thereof and Rule 506 of Regulation D of the Rules and Regulations promulgated thereunder. Certificates representing the Exchange Shares shall bear a restrictive legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

(c) Upon the execution of this Agreement, Acquiror shall (i) assume and honor all rights under options granted by the Company to purchase up to 133,800 shares of Company Stock outstanding immediately prior to the date hereof (collectively, "Company Options") and shall permit each holder of any such security to exercise, convert or exchange such securities for shares of Acquiror Stock on terms identical terms to those granted under the Company Options held by them, including as to number of shares acquirable and the price at which they may be acquired, and (ii) reserve out of its authorized but unissued shares of Acquiror Stock a number of shares of such class of stock as may be necessary to permit the exercise of all Company Options into Acquiror Stock.

1.3. Documents Delivered Herewith. The parties are herewith delivering the following:

(a) The Company is delivering to Acquiror:

(i) stock certificates representing all of the issued and outstanding shares of the Company Stock, duly endorsed by the Company Principals and Company Shareholders, so as to make Acquiror the holder thereof, free and clear of all claims and encumbrances; and

(ii) an opinion of counsel in form and substance substantially as set forth in Exhibit A hereto.

(b) Acquiror is delivering to the Company:

(i) an opinion of its counsel in form and substance substantially as set forth in Exhibit B hereto;

(ii) a Registration Rights Agreement in the form attached hereto as Exhibit C pursuant to which it agrees to register for public resale under the Securities Act those shares of Acquiror Stock delineated in Section 1.5(b), below (the “Registration Rights Agreement”).

(iii) the Certificate of Amendment to the Articles of Incorporation to change the corporate name to "Vinyl Products, Inc.," a copy of which is attached hereto as Exhibit D (the "Certificate of Amendment").

(c) Issuance of Certificates Evidencing Acquiror Stock. As soon as practicable after the date hereof, Acquiror will deliver stock certificates representing the Exchange Shares as provided Section 1.2(a), above, which certificates shall bear a restrictive legend in the form set forth in Section 1.2(b), above.

1.4. Ratification of Agreement.

(a) By the Company. The Company Principals and Company Shareholders have taken all necessary and requisite action to approve and adopt this Agreement and all transactions contemplated hereby, including the exchange of their shares of Company Stock; and

(b) By the Acquiror. The Board of Director and holders of all of the outstanding shares of Acquiror Stock have taken all necessary and requisite action to:

(i) approve and adopt this Agreement, the Registration Rights Agreement and all transactions contemplated hereby and thereby;

(ii) appoint new directors, as provided in Section 1.5 hereof; and

(ii) approve the amendment to Acquiror's Articles of Incorporation to change the corporate name to "Vinyl Products, Inc."

1.5. Other Transactions. (a) Concurrent with the execution of this Agreement:

(i) all of the members of the Board of Directors of Acquiror shall resign from such position and from any executive office such director may then hold but prior thereto appoint the following persons to serve as Directors:

Gordon Knott
Garabed Khatchoyan

(ii) Acquiror will file the Certificate of Amendment with the Secretary of State of Nevada;

(iii) Susan D. Zachmann and Katherine Daniels, officers and members of the board of directors of Acquiror through the date hereof, shall contribute to the capital of Acquiror all amounts due under those certain promissory notes dated June 18, 2007 each in the principal amount of $14,950 made by Acquiror in their favor, as evidenced by Ms. Zachmann's and Ms. Daniel's letters to the Acquiror, which are attached hereto as Exhibit E;

(iv) the holders of the outstanding shares of Acquiror Stock as of the date hereof shall return to the treasury of Acquiror the shares of Acquiror Stock listed below, so that upon the return of said shares they shall own the number of shares set forth in the right column of the table below:

Stockholder	No. Shares Currently Owned	No. Shares Returned to Treasury	No. Shares Owned After Giving Effect to Return of Shares
Susan D. Zachmann	475,000	142,500	332,500
Katherine J. Daniels	475,000	142,500	332,500
Barbara Deadwiley	50,000	15,000	35,000

(b) Acquiror shall, subject to the execution of the Registration Rights Agreement by the holders of the shares Acquiror Stock identified in subsections (i) – (iii), below, include in the next registration statement it files with the SEC to register securities for public resale under the Securities Act, as provided in and subject to the terms and conditions of the Registration Rights Agreement, the following shares of Acquiror Stock:

(i) all of the shares of Acquiror Stock held by each of Susan D. Zachmann, Katherine Daniels and Barbara Deadwiley (collectively, the "Acquiror Insiders"); provided, however, that the obligation to register such shares shall be subject to each Acquiror Insider entering into the Lock Up/Leak Out Agreement in the form attached hereto as Exhibit F;

(ii) an aggregate of 2,300,000 Exchange Shares on behalf of the Company Principals and Company Shareholders in the denominations set forth on Schedule 1.5(d)(2); and

(iii) all shares of Acquiror Stock issuable upon exercise of the Company Options.

1.6. Further Assurances. After the execution of this Agreement, the parties shall from time to time, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrant to and agrees with the Company that:

2.1. Organization and Qualification. Acquiror is duly organized and validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own the properties and to carry on its business as now being conducted. Acquiror is not qualified to transact business in any other jurisdiction and no such qualification is required. The copies of the Articles of Incorporation and Bylaws of Acquiror heretofore delivered to the Company are complete and correct copies of such instruments as presently in effect.

2.2. Capitalization of Acquiror. The authorized capital stock of Acquiror consists of 100,000,000 shares of common stock, par value $0.0001 per share, of which, after giving effect to the transactions described in Section 1.5(d), 700,000 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding and none of which have been designated. All shares of Acquiror Stock currently outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating Acquiror to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. The Exchange Shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.3. Authority; Enforcement and Validity. Acquiror has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by Acquiror's board of directors and the Acquiror Stockholders, and no further consent, or authorization is required by Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

2.4. No Conflicts. The execution, delivery and performance of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of Acquiror or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Acquiror is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Acquiror or by which any property or asset of Acquiror is bound or affected.

2.5. Consents. Acquiror is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement.

2.6. Shell Company Status. Acquiror is not currently engaged in any business operations and is not a party to or bound by any material contract or commitment, and has, since its organization, been a "shell company," as such term is defined in Rule 12b-2 promulgated under the Exchange Act. The Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except for two loans in the aggregate amount of $29,900 due to directors of Acquiror, evidenced by promissory notes dated June 18, 2007, due on demand, as reported in Acquiror's financial statements, which such promissory notes and all amounts due thereunder are being contributed to the capital of Acquiror effective as of the date hereof in accordance with Section 1.5(a)(iii) of this Agreement.

2.7. SEC Documents. Acquiror's class of common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Acquiror is subject to the periodic reporting requirements of Section 13 of the Exchange Act. Acquiror has heretofore made available to the Company Principals true, complete, and correct copies of all documents (“SEC Documents”) filed by Acquiror with the Securities and Exchange Commission (“SEC”). The financial statements included in the SEC Documents complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the Commission) and fairly present, subject, in the case of the unaudited financial statements, to customary year end audit adjustments, the financial position of Acquiror as at the dates thereof and the results of its operations and cash flows.

2.8. No Undisclosed Liabilities. Acquiror has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the SEC Documents, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof.

2.9. Absence of Certain Changes. Since September 30, 2008, Acquiror:

(a) has not (i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared, set aside or made any dividend, payment or other distribution to any stockholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement;

(b) except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, has conducted its business only in the ordinary and usual course of business, and there has not been (i) any event or occurrence which could have a Material Adverse Effect (as such term is defined in Section 3.1 hereof) on Acquiror's business or assets, (ii) except insofar as may have been or required by a change in generally accepted accounting principles and practices as in effect from time to time in the United States, any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business or (iii) made any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Acquiror's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability; and

(c) has not taken and has not agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a "reorganization" under section 368(b) of the Code or as an acquisition of in excess of 80% of the stock of a corporation in exchange for property under Section 351 of the Code nor is it aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying.

2.10. Tax Returns and Payments. Acquiror has filed with the appropriate governmental authority, all tax returns as required by law to be filed on or before the date of this Agreement, and Acquiror has paid all taxes to be due on said returns, any assessments made against Acquiror and all other taxes, fees and similar charges imposed on Acquiror by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges. Acquiror has provided the Company with copies of all such tax returns.

2.11. Compliance with Law and Government Regulations. Acquiror is in compliance with and is not in violation of applicable federal, state, local or foreign statutes, laws and regulations affecting its properties or the operation of its business. Acquiror is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

2.12. Litigation. There are no actions, suits, proceedings or orders pending or, to the best of Acquiror’s knowledge, threatened against or affecting Acquiror or any of its properties or assets, or pending or threatened by Acquiror against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); and there is no basis for any of the foregoing. There is no action, suit or proceeding which Acquiror intends to initiate. Acquiror is not subject to any judgment, order or decree of any court or other governmental agency. Neither Acquiror nor to the best of Acquiror's knowledge, any director or officer thereof, is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

2.14. Governmental Consent. Other than as may be required in connection with the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by Acquiror prior to the date hereof from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement.

2.15. Employees and Employee Compensation. Acquiror has no full-time employees and does not owe any compensation to any Person. Acquiror is not a party to, or bound by, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, other employee benefit plan, program, agreement or arrangement.

2.16. Validity of Exchange Shares. The Exchange Shares to be issued to the Company Principals and Company Shareholders upon consummation of the transactions contemplated by this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

2.17. Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the schedules) or any document executed in connection herewith or delivered pursuant hereto, or made available or furnished to the Company or its representatives by Acquiror or its representatives contains any untrue statement of a material fact, or omits any material fact necessary to make the information contained therein not misleading. Acquiror has provided (or caused to be provided) to the Company correct and complete copies of all documents listed or described in the Disclosure Schedule provided by Acquiror hereunder or as otherwise requested by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Company Principals hereby jointly and severally represent, warrant and agree that:

3.1. Organization and Qualification. The Company is duly organized and validly existing and in good standing under the laws of the State of California and has the requisite power and authorization to own the properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws of the Company heretofore delivered to Acquiror are complete and correct copies of such instruments as presently in effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Acquiror taken as a whole. Acquiror does not own any stock or other interest in any other corporation nor is there any other corporation over which Acquiror may be deemed to be in control because of factors or relationships.

3.2. Capitalization of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, no par value per share, 22,100,000 of which are issued and outstanding. All shares of the Company Stock currently issued and outstanding have been duly authorized, validly issued and are fully paid and non-assessable. Except as described in Schedule 3.2, there are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating the Company to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. The stock ledgers and stock transfer books of the Company relating to all issuances and transfers of securities by the Company previously delivered to Acquiror are exact copies of the original stock ledgers and stock transfer books.

3.3. Subsidiaries and Affiliates. The Company does not have any subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

3.4. Authority; Enforcement and Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's board of directors and stockholders, and no further consent, or authorization is required by the Company. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3.5 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

3.6. Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement.

3.7. Financial Statements. (a) Attached hereto as Exhibit G are: (i) a balance sheet of the Company as of December 31 in each of the years 2006 and 2007; and statements of income, shareholders' equity and cash flows for each of the years then ended, all certified by Traci J. Anderson, CPA, independent certified public accountant, whose reports thereon are included therein; and (ii) an unaudited balance sheet of the Company as at September 30, 2008 (the "Balance Sheet"), and unaudited statements of income, shareholders' equity and cash flows for the nine month period then ended. Such balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and such statements of income, changes in shareholders' equity and cash flows and the notes thereto are true, complete and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles and practices as in effect from time to time in the United States consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

3.8. No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in Schedule 3.8, the Company does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any statement of facts existing at or prior to the date hereof other than: (i) liabilities set forth on the Balance Sheet (including any notes thereto), and (ii) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business, consistent in nature and amount with past practices. Except as set forth in the Schedule 3.8, since September 30, 2008, the Company has paid all liabilities, debts and lease obligations in accordance with the applicable contractual agreements with such third party creditors. Except as disclosed in Schedule 3.8, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.9. Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company.

3.10. Accounts Receivable. All accounts receivable of the Company, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated consistent with past practice).

3.11. Absence of Certain Changes. Except as disclosed in Schedule 3.11, since the date of the Balance Sheet, the Company:

(a) has not (i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared, set aside or made any dividend, payment or other distribution to any stockholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement;

(b) except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, has conducted its business only in the ordinary and usual course of business, and there has not been (i) any event or occurrence which could have a Material Adverse Effect on the Company's business, assets or prospects, (ii) except insofar as may have been or required by a change in generally accepted accounting principles and practices as in effect from time to time in the United States, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (iii) made any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability; or

(c) has not taken and has not agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a “reorganization” under section 368(b) of the Code or as an acquisition of in excess of 80% of the stock of a corporation in exchange for property under Section 351 of the Code nor is it aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying.

3.12. Tax Matters. The Company has accurately prepared and timely filed all income and other tax returns, if any, that are required to be filed by or on behalf of the Company, its business or assets, and has paid, or made provision for the payment of, all taxes that have become due and owing, including any assessment that has been or may be received from any taxing authority for the period through the date of this Agreement. There are no outstanding agreements by the Company for the extension of time for the assessment of any tax. None of the Company’s tax returns has been or, to the Company’s knowledge, is now under audit or investigation by any tax authority. No deficiency assessment or proposed adjustment of the Company’s taxes (if any) is pending, and the Company has no knowledge of any proposed liability for any tax to be imposed upon the Company’s properties or assets for which there is not an adequate reserve reflected on the Balance Sheet.

3.13. Contracts and Commitments.

(a) Schedule 3.13 lists all contracts and agreements to which the Company is a party that involve amounts in excess of $5,000. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.13, the Company is not a party to or bound by any written or oral contract or agreement.

(b) All of the contracts, agreements and instruments set forth on Schedule 3.13 are valid, binding and enforceable in accordance with their respective terms. The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument identified on Schedule 3.13. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any material contract; the Company does not have any present expectation or intention of not fully performing all such obligations; the Company does not have knowledge of any breach or anticipated breach by the other parties to any contract; and the Company is not a party to any materially adverse contract or commitment.

(c) The Company is not a party to or bound by any material contract or commitment (in excess of $5,000), including any guaranty whether written or oral, except as may otherwise be disclosed in Schedule 3.13.

(d) Acquiror has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Schedule 3.13 together with all amendments, waivers or other changes thereto.

3.14. Leases. Schedule 3.14 contains an accurate and complete description of the terms of all leases pursuant to which the Company leases real or personal property. Except as set forth in Schedule 3.14, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases.

3.15. Title to Properties; Encumbrances. The Company has good, valid and marketable title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for personal property having an aggregate book value not in excess of $1,000 sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory) are listed in Schedule 3.15. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein, and, except as disclosed in Schedule 3.15, all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and (c) liens for current taxes not yet due.

3.16. Plant and Equipment. The plants, structures and equipment of the Company are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth in Schedule 3.16, the Company has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

3.17. Patents, Trademarks, Trade Names, Etc. The Company does not own, nor is it licensed to use, any patents, trademarks, trade names, copyrights, technology or know-how and does not require any proprietary information, know-how or processes in the conduct of its business as heretofore conducted.

3.18. Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the business in which the Company is engaged. The Company has not been refused any insurance coverage applied for that is material to the business of the Company, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.19. Suppliers and Customers. The Company maintains good relationships with each of its suppliers and customers and has not taken any action that would jeopardize its relationships with its suppliers and customers nor does it have any reason to believe that its relationship with its suppliers and customers will change in any material way in the foreseeable future.

3.20. Inventory. All inventory of the Company, whether reflected in the Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written down in the Balance Sheet to realizable market value or for which adequate reserves have been provided therein. The quantities of all inventory of the Company are reasonable and warranted in the present circumstances of its business.

3.21. Employee Relations.

(a) The Company is not a party to any collective bargaining agreement nor does it employ a member of a union. No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

(b) The Company is in compliance with all federal, state and local laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.22. Compliance with Law. The operations of the Company have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations. The Company possesses all permits, licenses, registrations and consents to transact its business in the manner in which it is conducting its business as of the date hereof.

3.23. Governmental Consent. Except as described in Schedule 3.23, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by the Company from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, in connection with the execution and delivery of this Agreement by the Company or the carrying out and consummation of any transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Any notice, report or other filing required to be made, and any consent, registration, approval, permit, authorization or designation required to be obtained, by the Company as described in Schedule 3.23, has been made, duly recorded or obtained as of the date hereof.

3.24. Environmental Laws. The Company (a) is in compliance with any and all Environmental Laws (as hereinafter defined), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (c) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no actions, proceedings or investigations pending or, to the Company's best knowledge after making appropriate investigation, threatened before any governmental environmental regulatory body, or before any court, alleging noncompliance by the Company with any Environmental Laws. To the Company's best knowledge: (i) there is no reasonable basis for the institution of any action, proceeding or investigation against the Company under any Environmental Law; (ii) the Company is not responsible under any Environmental Law for any release by any person at or in the vicinity of any real property it owns or leases of any hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (iii) the Company is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, chemical, pollutant or contaminant into the environment; (iv) no real property owned or leased by the Company contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which violates any Environmental Law. The term "Environmental Laws" means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.25. Litigation, etc. Except as described in Schedule 3.25, there are no actions, suits, proceedings or orders pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its properties or assets, or pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); and there is no basis for any of the foregoing. There is no action, suit or proceeding which the Company intends to initiate. The Company is not subject to any judgment, order or decree of any court or other governmental agency. Neither the Company nor to the best of the Company’s knowledge, any director or officer thereof, is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.26. Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any current director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

3.27. Personnel. Schedule 3.27 sets forth a true and complete list of:

(a) the names and current salaries of all directors and elected and appointed officers of each of the Company, the number of shares of the Company Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons;

(b) the wage rates for non-salaried and non-executive salaried employees of each of the Company by classification, and all labor union contracts; and

(c) all group insurance programs in effect for employees of the Company.

3.28. Employee Benefit Plans. Except as described in Schedule 3.28, the Company is not a party to, or bound by, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, or any other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, director or officer of the Company whether formal or informal and whether legally binding or not, with respect to which the Company has or may in the future have any liability or obligation to contribute or make payments or any kind.

3.29. Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including the schedules) or any contract or document executed in connection herewith or delivered pursuant hereto or made available or furnished to Acquiror or its representatives by the Company or its representatives contains any untrue statement of a material fact, or omits any material fact necessary to make the information contained therein not misleading. The Company has provided (or caused to be provided) to Acquiror correct and complete copies of all documents listed or described in this Agreement or in the Disclosure Schedule.

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ARTICLE IV
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE COMPANY SHAREHOLDERS

Each Company Shareholder hereby severally represents and warrants to, and agrees with, Acquiror as follows:

4.1. Authority of Company Shareholders. Each Company Shareholder has approved this Agreement and has duly authorized the execution and delivery hereof. The Company Shareholder has full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

4.2. Ownership of Shares. The Company Shareholder owns beneficially all of the shares of Company Stock registered in its name as set forth on Schedule 1.2. The Company Shareholder has full power and authority to transfer such shares of Company Stock to Acquiror under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances of any kind and are not subject to any claims as to the ownership thereof, or any rights or interest therein.

4.3. Waiver of Dissenters' Rights. The Company Shareholder hereby acknowledges and confirms as follows:

(a) it is aware that the exchange transaction pursuant to this Agreement may give rise to dissenters' rights under the California Corporations Code (the “CCC”) which would entitle it to require the Company to purchase for cash at the fair market value the shares of Company Stock owned by it in lieu of exchanging such shares for and receiving the Exchange Shares in the event that it did not approve and consent to this Agreement and the share exchange described herein;

(b) it has received prior to its execution of this Agreement, a copy of Sections 1300 through 1304 of the CCC relating to Dissenters' Rights;

(c) by its signature hereto and to the Unanimous Written Consent to Action by the Board of Directors and Holders of all of the Outstanding Shares of Common Stock of The Vinyl Fence Company, Inc., a copy of which is attached hereto as Exhibit H (the "Unanimous Written Consent"), he has expressly consented to enter into this Agreement and consummate the Share Exchange and other transactions contemplated hereby in accordance with the terms hereof, as if it had so voted at a meeting of stockholders called for that purpose, and waived its right to assert and agreed not to seek any dissenters' rights that may be available to it under the CCC; and

(d) has duly executed and delivered this Agreement, and this Agreement is legal, valid and binding upon him, enforceable against it in accordance with its terms.

4.5. Status of Company Shareholder. The Company Shareholder (personally or through its management) either (i) is an officer, director or employee of the Company, or (ii) has a preexisting personal or business relationship with the Company or one or more of its officers, directors or controlling persons, or (iii) by reason of its business or financial experience or the business or financial experience of its principals and/or professional advisers who are unaffiliated with the Company, could be reasonably assumed to have the capacity to protect its own interests in connection with the transaction, or (iv) is an "accredited investor," as such term is defined under the Securities Act.

4.6. Investment Representations and Covenants.

(a) The Company Shareholder represents that it is acquiring the Exchange Shares for its own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. The Company Shareholder shall not dispose of any part or all of such shares of Acquiror Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC and all applicable provisions of state securities laws and regulations.

(b) The Company Shareholder acknowledges being informed that the Exchange Shares have not been registered under federal securities laws, and are “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available. The Company Shareholder further acknowledges that Acquiror does not have an obligation to currently register such securities for the account of Company Shareholder other than as provided in the Registration Rights Agreement.

(c) The Company Shareholder acknowledges that the certificate or certificates representing the Exchange Shares shall bear a restrictive legend substantially in the form set forth in Section 1.02(b) hereof.

(d) The Company Shareholder acknowledges and confirms that prior to the execution hereof, it has been afforded access to all material information that he has requested relevant to its decision to acquire the shares of Acquiror Stock and to ask questions of Acquiror’s management and that, except as set forth herein, neither Acquiror nor anyone acting on behalf of Acquiror has made any representations or warranties to the Company Shareholder which have induced, persuaded or stimulated the Company Shareholder to acquire such shares of Acquiror Stock.

4.7. Sale and Transfer of Company Stock. The Company Shareholder, in consideration of the issuance to it of the Acquiror Stock, does hereby sell, assign and transfer the shares of Company Stock registered in its name in the stock books of the Company to Acquiror.

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ARTICLE V
ADDITIONAL AGREEMENTS

Each of the Company, the Company Principals, the Company Shareholders and Acquiror hereby covenant and agree with each other as follows:

5.1. Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

5.2. Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of the Company and/or the Company Principals, as the case may be, will take all such necessary action.

5.3. Section 368 Reorganization. For U.S. federal income tax purposes, the transactions contemplated by this Agreement are intended to constitute a “reorganization” within the meaning of Sections 351 and 368(a)(1)(B) of the Code or such other tax free reorganization exemptions that may be available under the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368 of the Internal Revenue Code or as to the effect, if any, that any transaction consummated prior to the execution of this Agreement has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own taxes, including without limitation, any adverse tax consequences that may result if the transaction contemplated by this Agreement is determined by the Internal Revenue Service not to qualify as a reorganization under Section 368 of the Code.

5.4. Confidentiality. All parties hereto agree not to disclose the existence of this Agreement or the transactions consummated hereunder until the Company has filed all such documents describing the transaction with the SEC, including a Current Report on Form 8-K.

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ARTICLE VI
MISCELLANEOUS

6.1. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service:

If to the Company:	The Vinyl Fence Company, Inc.
2210 South Richey Street
Santa Ana California 92705
Attn.: Mr. Gordon Knott
Facsimile No.: 714-210-8831

If to Acquiror:	Red Oak Concepts, Inc.
5357 Red Oak Drive
Coopersburg, PA 18036
Ms. Susan D. Zachmann
Facsimile No.: 484-499-0170

Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 6.1. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

6.2. Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

6.3. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

6.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

6.5. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof.

6.6. Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.7. Number and Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

6.8. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to the conflict of law principles thereof.

6.9. Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the Exchange Shares for a period of one year after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

6.10. Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

RED OAK CONCEPTS, INC.

By: /s/ Susan D. Zachmann
Susan D. Zachmann, President

THE VINYL FENCE COMPANY, INC.

By: /s/ Gordon Knott
Gordon Knott, President

As to the provisions of Section 1.5(c):
Susan D. Zachmann, Personally	Katherine Daniels, Personally

/s/ Susan D. Zachmann	/s/ Katherine Daniels

COMPANY SHAREHOLDERS

Gordon Knott	Garabed Khatchoyan

/s/ Gordon Knott	/s/ Garbed Khatchoyan

Haber LLC	Themis LLC

By: /s/ Scott Fortman	By: /s/ Joan Fortman

Tailor Made Financial LLC	The Wells Family Trust

By: /s/ Mary James	By: /s/ Douglas Wells

DISCLOSURE SCHEDULE

The Company:

Schedule 1.2.	List of Company Shareholders.

Schedule 3.2.	Rights to Acquire Securities.

Schedule 3.8.	Undisclosed Events, Liabilities, Developments or Circumstances.

Schedule 3.11.	Certain Changes Since the Date of the Balance Sheet.

Schedule 3.13.	Contracts and Commitments.

Schedule 3.14.	Leases.

Schedule 3.15.	Subsequently Acquired Properties and Assets.

Schedule 3.16.	Notifications of Certain Violations.

Schedule 3.23.	Governmental Consent.

Schedule 3.25.	Litigation, etc.

Schedule 3.27.	Personnel.

Schedule 3.28.	Employee Benefit Plans.

LIST OF EXHIBITS

Exhibit A:	Opinion of Counsel of the Company.

Exhibit B:	Opinion of Counsel of Acquiror

Exhibit C:	Form of Registration Rights Agreement.

Exhibit D:	Certificate of Amendment to the Articles of Incorporation of Red Oak Concepts, Inc.

Exhibit E:
Letters from Susan D. Zachmann and Katherine Daniels to Acquiror contributing to capital all amounts due under the promissory notes in the principal amount of $14,950 made by Acquiror dated June 18, 2007 and resigning as directors of Acquiror.

Exhibit F:	Lock Up/Leak Out Agreement.

Exhibit G:	Financial Statements of the Company:

Audited Financial Statements: (a) balance sheet as of December 31 in each of the years 2006 and 2007; (b) statements of income, changes in shareholders' equity and cash flows for each of the years then ended.

Unaudited Financial Statements: (a) an unaudited balance sheet as of September 30, 2008 and (b) unaudited statements of income, changes in stockholders' equity and changes in financial position for the nine month period then ended.

Exhibit H:	Unanimous Written Consent to Action by the Board of Directors and Holders of all of the Outstanding Shares of Common Stock of The Vinyl Fence Company, Inc.